Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2014
Financial Results

BEDFORD, MASS. – July 22, 2014 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its second quarter ended June 30, 2014.

Revenue for the second quarter of 2014 was $6.8 million, an increase of 53% compared to $4.4 million in the same quarter last year. Operating income before patent related income in the second quarter of 2014 was $1.4 million compared to $0.5 million in the second quarter of 2013. The increase in revenue and operating income was driven by higher sales of software licenses, software maintenance, services, and hardware.

Income from continuing operations in the second quarter of 2014 was $0.9 million compared to $0.5 million in the second quarter of 2013. Net income in the second quarter of 2014 was $0.9 million, or $0.04 per diluted share, which compares to net income of $0.3 million, or $0.01 per diluted share, in the same period a year ago. Net income in the year ago quarter included a $158,000 loss from discontinued operations.

For the six months ended June 30, 2014, revenue increased 42% to $13.4 million, compared to $9.4 million in the same period a year ago. Operating income before patent related income for the first six months of 2014 and 2013 was unchanged at $2.7 million.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2014 Financial Results	Page 2

Net income for the six months ended June 30, 2014 was $1.7 million, or $0.08 per diluted share. These results compared to net income of $2.2 million, or $0.10 per diluted share, for the same period a year ago. Net income in the year ago six month period included $780,000 of income from a patent arrangement less a $273,000 loss from discontinued operations.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “The second quarter was an eventful quarter for us in three respects. First, we were able to deliver solid operating earnings despite increased spending on new product development initiatives. Second, our engineering teams continued to make progress in the accuracy and scalability of our biometric matching technology which currently is offered through our NEXA product line. And thirdly, we announced that we were going to pay a $1.75 special cash dividend in July 2014. We hope to carry the momentum we saw in the first six months of 2014 into the second half of the year.”

About Aware
Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) we derive a significant portion of our revenue from third party channel partners; iv) we face intense competition from other biometrics solution providers; v) our business is subject to rapid technological change; vi) our software products may have errors, defects or bugs which could harm our business; vii) our business may be adversely affected by our use of open source software; viii) our intellectual property is subject to limited protection; ix) we may be sued by third parties for alleged infringement of their proprietary rights; x) we must attract and retain key personnel; xi) we rely on single sources of supply for certain components used in our hardware products; xii) our business may be affected by government regulations and adverse economic conditions; and xiii) we may make acquisitions that could adversely affect our results.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2014 Financial Results	Page 3

AWARE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Software licenses	$2,065	$1,258	$3,682	$4,591
Software maintenance	1,152	1,034	2,197	1,981
Services	1,338	729	2,346	1,136
Hardware sales	2,048	1,129	4,681	1,129
Royalties	164	277	478	568
Total revenue	6,767	4,427	13,384	9,405

Costs and expenses:
Cost of hardware sales	1,411	813	3,313	813
Cost of services	618	344	1,082	541
Research and development	1,400	1,026	2,679	1,999
Selling and marketing	981	773	1,839	1,649
General and administrative	975	928	1,779	1,659
Total costs and expenses	5,385	3,884	10,692	6,661

Operating income before patent related income	1,382	543	2,692	2,744
Income from patent arrangement	-	-	-	780
Operating income after patent related income	1,382	543	2,692	3,524
Other expense	(59)	-	(59)	-
Interest income	52	78	139	160
Income from continuing operations before income taxes	1,375	621	2,772	3,684
Provision for income taxes	510	156	1,026	1,247
Income from continuing operations	865	465	1,746	2,437
Loss from discontinued operations, net of income taxes	-	(158)	-	(273)

Net income	$865	$307	$1,746	$2,164

Basic net income per share:
Basic net income per share from continuing operations	$0.04	$0.02	$0.08	$0.11
Basic net loss share from discontinued operations	0.00	(0.01)	0.00	(0.01)
Basic net income per share	$0.04	$0.01	$0.08	$0.10

Diluted net income per share:
Diluted net income per share from continuing operations	$0.04	$0.02	$0.08	$0.11
Diluted net loss per share from discontinued operations	0.00	(0.01)	0.00	(0.01)
Diluted net income per share	$0.04	$0.01	$0.08	$0.10

Weighted-average shares – basic	22,630	22,517	22,628	22,514
Weighted-average shares - diluted	22,837	22,687	22,769	22,625

Aware, Inc. Reports Second Quarter 2014 Financial Results	Page 4

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Cash and investments	$78,705	$75,414
Accounts receivable, net	6,032	4,582
Inventories	63	1,601
Property and equipment, net	5,470	5,582
Deferred tax assets	948	1,145
Other assets, net	610	1,005

Total assets	$91,828	$89,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding dividends payable	$3,765	$4,161
Dividends payable	39,906	-
Long-term deferred revenue	18	18
Total stockholders’ equity	48,139	85,150

Total liabilities and stockholders’ equity	$91,828	$89,329

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com